PetIQ, Inc. Reports Record First Quarter 2022 Financial Results

Reports First Quarter Net Sales of $275.7 Million

Company Provides Second Quarter 2022 Guidance and Reiterates Full Year 2022 Outlook

EAGLE, Idaho – May 4, 2022 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the first quarter ended March 31, 2022.

Cord Christensen, PetIQ’s Chairman & CEO commented, “We started 2022 off strong. Our first quarter financial results exceeded our guidance driven by both our Products and Services segments. We benefitted from higher-than-normal fill rates at our retail and e-commerce partners in preparation for the flea and tick season, new product innovation and our ability to have more mobile community clinics in operation than we projected in the quarter. As a result, we are reiterating our annual outlook for 2022 and believe we are well positioned to drive net sales growth, profitability, and increase our cash flow generation. Moving forward, our team continues to execute on our mission of delivering smarter options for pet parents to help enrich their pet's lives through convenient and affordable access to veterinarian products and services.”

First Quarter 2022 Highlights Compared to Prior Year Period

●	Record net sales of $275.7 million compared to $254.3 million, an increase of 8.4%; for comparative purposes, net sales increased 17.8%, excluding $20.2 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated
●	Product segment net sales of $247.8 million compared to $230.0 million, an increase of 7.7%; Product segment net sales increased 18.1% excluding the aforementioned item
●	PetIQ’s manufactured products increased to 26.6% of Product segment net sales compared to 22.4%
●	Services segment net revenues of $27.9 million compared to $24.3 million, an increase of 14.9%
●	Gross margin increased 210 basis points to 20.9%; adjusted gross margin increased 270 basis points to 23.6%
●	Net income increased 32.4% to $3.2 million, or earnings per diluted share of $0.11, compared to $2.4 million, or earnings per diluted share of $0.08
●	Adjusted net income increased 66.0% to $18.3 million, or earnings per diluted share of $0.62, compared to $11.0 million, or earnings per diluted share of $0.41, an increase of 51.2%
●	Adjusted EBITDA of $31.6 million compared to $26.9 million, an increase of 17.6%
●	Adjusted EBITDA margin increased 90 basis points to 11.5%
●	Four new wellness center openings in the first quarter of 2022

First Quarter 2022 Financial Results

Record net sales of $275.7 million for the first quarter of 2022, increased 8.4%, compared to $254.3 million for the same period in the prior year. For comparative purposes, net sales increased 17.8%, excluding $20.2 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated. First quarter net sales were driven by growth in both the Product and Services segments. The Product segment benefited from broad-based growth across categories and sales channels with continued strength in manufactured products and new product innovation as well as stronger than normal fill orders for the start of the flea and tick season that resulted in a shift of timing of $5.0 million of sales to the first quarter of 2022 which were expected to occur in the second quarter of 2022. The increase in Services segment net revenues was driven by improved revenue metrics at the wellness centers as compared to the prior year period and optimization of the mobile clinics. Product segment net sales were $247.8 million and Services segment net revenues were $27.9 million in the first quarter of 2022.

First quarter 2022 gross profit was $57.6 million, an increase of 20.6% compared to $47.8 million in the prior year period. Gross margin increased 210 basis points to 20.9% from 18.8% in the prior year period. Adjusted gross profit was $63.3 million, an increase of 21.0% compared to $52.3 million in the prior year period, reflecting favorable product mix including the growth in sales of the Company’s manufactured product portfolio including launched products such as NextStar and reflects the benefit of Services segment optimization. Adjusted gross margin increased 270 basis points to 23.6% for the first quarter 2022 compared to 20.9% in the prior year period.

Selling, general and administrative expenses (“SG&A”) was $48.2 million for the first quarter of 2022 compared to $40.7 million in the prior year period. Adjusted SG&A was $38.9 million for the first quarter of 2022 compared to $36.7 million in the prior year period. As a percentage of net sales adjusted SG&A was 14.5% a decrease of 20 basis points compared to the prior year period. The Company achieved leverage on its SG&A expenses as a percent of net sales despite an incremental $2.8 million, or 100 basis points of expense, to support two of the Company’s significant new manufactured brand introductions and continued marketing investments to help accelerate growth of its manufactured brand product portfolio.

Net income was $3.2 million for the first quarter of 2022, an increase of 32.4%, compared to $2.4 million in the prior year period. The Company reported earnings per diluted share of $0.11 compared to $0.08 in the first quarter of 2021. Adjusted net income was $18.3 million, an increase of 66.0%, compared to $11.0 million in the prior year period. The Company reported adjusted earnings per diluted share of $0.62 compared to $0.41 in the first quarter of 2021.

First quarter adjusted EBITDA was $31.6 million, an increase of 17.6%, compared to $26.9 million in the prior year period. Adjusted EBITDA margin increased 90 basis points to 11.5% compared to 10.6% in the prior year period which reflects the operating leverage generated in the quarter as a result of stronger margin on higher sales and the incremental profit.

Adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted net income, Non-GAAP adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Product:

For the first quarter of 2022, Product segment net sales increased 7.7% to $247.8 million from $230.0 million in the prior year period. For comparative purposes, Product segment net sales increased 18.1%, excluding $20.2 million in sales related to loss of distribution rights for certain animal health manufacturing products, as previously communicated the last few quarters. A reconciliation table of reported net sales to pro forma net sales and adjusted EBITDA for the first quarter of 2022 and 2021 are included in this release. The Product segment benefited from broad-based growth across categories and sales channels with continued strength in manufactured products and new product innovation as well as stronger than normal fill orders for the start of the flea and tick season that resulted in a shift of timing of $5.0 million of sales to the first quarter of 2022 from the second quarter of 2022.

Product segment adjusted EBITDA increased 23.5% to $47.9 million from adjusted EBITDA of $38.8 million in the first quarter of 2021. Product segment adjusted EBITDA margin in the first quarter of 2022 increased 250 basis points to 19.3% compared to the prior year period.

Services:

For the first quarter of 2022, Services segment net revenues were $27.9 million, an increase of 14.9% compared to $24.3 million in the same period last year. The increase in Services segment net revenues was driven by improved revenue metrics at the wellness centers as compared to the prior year period and optimization of the mobile clinics. Services segment adjusted EBITDA was $3.1 million an increase of 47.1% compared to $2.1 million in the first quarter of 2021.

Cash Flow and Balance Sheet

As of March 31, 2022, the Company had cash and cash equivalents of $51.1 million. The Company’s long-term debt, which is comprised of its term loan, ABL, and convertible debt, was $472.9 million as of March 31, 2022. The Company had total liquidity, which it defines as cash on hand plus availability, of $151.1 million as of March 31, 2022.

Outlook

The Company is reiterating its annual outlook and providing second quarter 2022 guidance.

For the full year 2022 the Company expects:

●	Net sales of approximately $985 million representing an increase of 5.6% compared to 2021. For comparative purposes, the Company expects net sales to increase approximately 10.0% excluding $36.1 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters.
●	Adjusted EBITDA of approximately $100 million representing an increase of 7.6% compared to 2021. For comparative purposes, the Company expects adjusted EBITDA to increase approximately 10.0%, excluding $1.8 million in adjusted EBITDA related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters.

The Company’s annual adjusted EBITDA outlook continues to assume adjusted SG&A will increase approximately 100 basis points to 17.3% in 2022 compared to 16.3% in 2021 as a result of an incremental $15 million, or 150 basis points of marketing investments, to support its launch into direct-to-consumer channels, two significant new manufactured brand introductions, and to help accelerate growth of its manufactured brand product portfolio. Approximately $2.8 million of the aforementioned SG&A expense was incurred in the first quarter of 2022, $7.0 million expected in the second quarter of 2022 with the balance expected to be incurred in the third quarter of 2022. The annual outlook also assumes nominal improvement in adjusted EBITDA contribution from the Services segment given the continued volatility in the segment’s results as a result of the ongoing impact to the veterinarian labor market from the global pandemic.

The Company is updating its expectations for 2022 net sales seasonality. As a result of a shift in timing of $5.0 million in orders and sales to the first quarter of 2022 from the second quarter of 2022, and a slower start than normal in the month of April of the flea and tick season causing the Company’s customers to currently have inflated inventory levels in the second quarter, it now expects the second quarter of 2022 pro forma net sales to be consistent with the second quarter of 2021. Beginning the last week of April, the Company has experienced a more normalized trend to its seasonal flea and tick sales and the Company’s second quarter guidance assumes this trend will continue. For the first half of 2022 the Company expects pro forma net sales to increase approximately 9.0% compared to the first half of 2021. PetIQ continues to expect most of the net sales growth in the second half of 2022 will be weighted to the third quarter.

For the second quarter of 2022 the Company expects:

●	Net sales of approximately $260 million compared to $271 million of net sales in the second quarter of 2021. For comparative purposes, the Company expects net sales to be flat to second quarter of 2021 when excluding $11.8 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters. As noted above there is also a shift in timing of $5.0 million in orders and sales to the first quarter of 2022 from the second quarter of 2022, and the noted slower start than normal in the month of April of the flea and tick season.
●	Adjusted EBITDA of approximately $28 million compared to $34.8 million in the second quarter of 2021. The Company’s second quarter of 2022 adjusted EBITDA outlook assumes adjusted SG&A as a percent of net sales to be 340 basis points higher than the second quarter of 2021 at 17.5%, due to an incremental $7.0 million, or approximately 260 basis points of expense, to support two of its significant new manufactured brand introductions and continued marketing investments to help accelerate growth of its manufactured brand product portfolio.

Announces Executive Leadership Team Changes

In a separate press release today, the Company announced that Susan Sholtis will leave the Company as President on May 27, 2022, to spend more time with her family. Michael Smith, who has served as the Company’s Executive Vice President, Products Division since 2019, has been appointed President and Chief Operating Officer, a newly created role, effective June 1, 2022. Smith will continue to report directly to Cord Christensen, Chief Executive Officer. Sholtis will remain available on an as needed basis to ensure a smooth transition through September 30, 2022.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through May 25, 2022. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 13729092.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 2,900 retail partner locations in 42 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively;

disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, non-GAAP adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, non-same-store revenue, non-same-store costs, litigation costs, stock-based compensation expense, and COVID-19 related costs. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.

Adjusted gross profit consists of gross profit adjusted for gross (profit) loss on veterinarian clinics and wellness centers that are not part of same store sales. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, non-same store adjustment, integration costs and costs of discontinued clinics, and litigation expense.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, Non-GAAP adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted selling, general and administrative expenses (Adjusted SG&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted SG&A, adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per share and adjusted EBITDA margin), that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Mobile clinic – A mobile clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile clinics, these clinics are grouped as part of geographic regions.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	March 31, 2022	December 31, 2021
Current assets
Cash and cash equivalents	$51,104	$79,406
Accounts receivable, net	179,058	113,947
Inventories	167,714	96,440
Other current assets	10,148	8,896
Total current assets	408,024	298,689
Property, plant and equipment, net	78,194	76,613
Operating lease right of use assets	19,162	20,489
Other non-current assets	1,970	2,024
Intangible assets, net	186,111	190,662
Goodwill	230,973	231,110
Total assets	$924,434	$819,587
Liabilities and equity
Current liabilities
Accounts payable	$128,913	$55,057
Accrued wages payable	11,236	12,704
Accrued interest payable	5,099	3,811
Other accrued expenses	13,709	11,680
Current portion of operating leases	6,047	6,500
Current portion of long-term debt and finance leases	8,411	8,350
Total current liabilities	173,415	98,102
Operating leases, less current installments	14,300	14,843
Long-term debt, less current installments	472,945	448,470
Finance leases, less current installments	2,164	2,493
Other non-current liabilities	451	459
Total non-current liabilities	489,860	466,265
Equity
Additional paid-in capital	371,398	368,006
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,272 and 29,139 shares issued and outstanding, respectively	29	29
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 252 and 272 shares issued and outstanding, respectively	—	—
Accumulated deficit	(111,394)	(114,525)
Accumulated other comprehensive loss	(1,136)	(684)
Total stockholders' equity	258,897	252,826
Non-controlling interest	2,262	2,394
Total equity	261,159	255,220
Total liabilities and equity	$924,434	$819,587

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
	March 31, 2022	March 31, 2021

Product sales	$247,750	$230,034
Services revenue	27,945	24,313
Total net sales	275,695	254,347
Cost of products sold	190,851	182,827
Cost of services	27,209	23,721
Total cost of sales	218,060	206,548
Gross profit	57,635	47,799
Operating expenses
Selling, general and administrative expenses	48,236	40,672
Operating income	9,399	7,127
Interest expense, net	6,121	4,870
Other income, net	(3)	(204)
Total other expense, net	6,118	4,666
Pretax net income	3,281	2,461
Income tax expense	(121)	(75)
Net income	3,160	2,386
Net income attributable to non-controlling interest	29	353
Net income attributable to PetIQ, Inc.	$3,131	$2,033
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.11	$0.08
Diluted	$0.11	$0.08
Weighted Average shares of Class A common stock outstanding
Basic	29,164	26,386
Diluted	29,290	27,004

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$3,160	$2,386
Adjustments to reconcile net income to net cash used in operating activities
Depreciation, amortization of intangible assets and loan fees	8,966	12,351
Loss on disposition of property, plant, and equipment	148	30
Stock based compensation expense	3,823	2,122
Other non-cash activity	316	145
Changes in assets and liabilities
Accounts receivable	(65,026)	(72,423)
Inventories	(71,417)	(32,767)
Other assets	(1,273)	(726)
Accounts payable	74,094	32,182
Accrued wages payable	(1,496)	(2,184)
Other accrued expenses	3,325	1,531
Net cash used in operating activities	(45,380)	(57,353)
Cash flows from investing activities
Purchase of property, plant, and equipment	(5,678)	(8,325)
Net cash used in investing activities	(5,678)	(8,325)
Cash flows from financing activities
Proceeds from issuance of long-term debt	40,000	242,500
Principal payments on long-term debt	(16,150)	(204,641)
Principal payments on finance lease obligations	(399)	(468)
Tax withholding payments on Restricted Stock Units	(688)	(802)
Exercise of options to purchase class A common stock	100	6,580
Net cash provided by financing activities	22,863	43,169
Net change in cash and cash equivalents	(28,195)	(22,509)
Effect of exchange rate changes on cash and cash equivalents	(107)	117
Cash and cash equivalents, beginning of period	79,406	33,456
Cash and cash equivalents, end of period	$51,104	$11,064

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended
$'s in 000's	March 31, 2022	March 31, 2021
Products segment sales	$247,750	$230,034
Services segment revenue:
Same-store sales	20,725	19,918
Non same-store sales	7,220	4,395
Total services segment revenue	27,945	24,313
Total net sales	275,695	254,347

Adjusted EBITDA
Products	47,909	38,792
Services	3,084	2,096
Unallocated Corporate	(19,398)	(14,027)
Total Adjusted EBITDA	$31,595	$26,861

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2022	March 31, 2021
Gross profit	$57,635	$47,799
Plus:
Non same-store gross (profit) loss(2)	5,709	4,539
Adjusted gross profit	$63,344	$52,338
Gross Margin %	20.9%	18.8%
Adjusted gross margin %	23.6%	20.9%

PetIQ, Inc.

Reconciliation between Selling, General &Administrative (“SG&A”) and Adjusted SG&A

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2022	March 31, 2021
SG&A	$48,236	$40,672
Less:
Acquisition costs(1)	—	6
Stock based compensation expense	3,823	2,122
Non same-store adjustment(2)	2,465	1,685
Integration costs and costs of discontinued clinics(3)	339	(48)
Litigation expenses	2,661	243
Adjusted SG&A	$38,948	$36,664
% of Sales (GAAP)	17.5%	16.0%
% of Sales (Adjusted)	14.5%	14.7%

PetIQ, Inc.

Reconciliation between Net Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2022	March 31, 2021
Net income	$3,160	$2,386
Plus:
Tax expense	121	75
Depreciation	3,682	3,131
Amortization	4,523	8,428
Interest	6,121	4,870
EBITDA	$17,607	$18,890
Acquisition costs(1)	—	6
Stock based compensation expense	3,823	2,122
Non same-store adjustment (2)	7,165	5,648
Integration costs and costs of discontinued clinics(3)	339	(48)
Litigation expenses	2,661	243
Adjusted EBITDA	$31,595	$26,861
Adjusted EBITDA Margin	11.5%	10.6%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(2)	Non same-store adjustment includes revenue and costs, and associated gross profit, related to our Services segment wellness centers and host partners with less than six full quarters of operating results, and also include pre-opening expenses.
(3)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. Depending on the type of costs, the costs are primarily in the Products segment and the corporate segment. Costs of discontinued clinics represent costs to close Service segment locations.

PetIQ, Inc.

Reconciliation between Net Income and Adjusted Net Income

(Unaudited, in 000’s, except for per share amounts)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income	$3,160	$2,386
Plus:
Tax expense	121	75
Acquisition costs(1)	—	6
Stock based compensation expense	3,823	2,122
Non same-store adjustment(2)	8,174	6,224
Integration costs and costs of discontinued clinics(3)	339	(48)
Litigation expenses	2,661	243
Adjusted Net income	$18,278	$11,009

Non-GAAP adjusted EPS
Basic	$0.63	$0.42
Diluted	$0.62	$0.41
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,164	26,386
Diluted	29,290	27,004

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(2)	Non same-store adjustment includes revenue and costs, and associated gross profit, related to our Services segment wellness centers and host partners with less than six full quarters of operating results, and also include pre-opening expenses.
(3)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. Depending on the type of costs, the costs are primarily in the Products segment and the corporate segment. Costs of discontinued clinics represent costs to close Service segment locations.

PetIQ, Inc.

Pro forma Impact of Loss of Distribution

(Unaudited, in 000’s)

	For the Three Months Ended				For the Year Ended
	March 31	June 30	September 30	December 31	December 31, 2021
Total net sales	$254,347	271,011	210,534	196,636	$932,528
Lost Distribution	(20,250)	(11,830)	(3,510)	(480)	(36,070)
Pro forma Net Sales	234,097	259,181	207,024	196,156	896,458

Total Adjusted EBITDA	26,861	34,359	16,364	15,308	92,892
Lost Distribution	(1,012)	(592)	(175)	(24)	(1,803)
Pro forma Adjusted EBITDA	$25,849	33,767	16,189	15,284	$91,089